Employment Agreement

This Employment Agreement ("Agreement") is effective as of the 15th day of September, 2010 (the “Effective Date”), by and between Hooper Holmes, Inc., a New York corporation, with its principal office at 170 Mt. Airy Road, Basking Ridge, New Jersey 07920 (the "Company") and Ransom J. Parker ("Executive").

RECITALS

WHEREAS, the Company desires to embody in this Agreement the terms and conditions of Executive's employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement, including the compensation to be paid to Executive, the parties hereby agree as follows:

1.    Employment; Term; Duties and Responsibilities.

1.1.     Employed as President and Chief Executive Officer. The Company wishes to employ Executive as its President and Chief Executive Officer, and Executive hereby accepts such employment, subject to the terms and conditions of this Agreement. Executive represents and warrants to the Company that he is not a party to any agreement that would restrict or prohibit him from being employed by the Company.

1.2.    Term. The provisions of his Agreement shall be effective as of the Effective Date and shall continue in force until the second anniversary of the Effective Date or the termination of Executive's employment as provided in Section 3 of this Agreement, whichever shall occur first. This Agreement will automatically renew for one additional one-year term upon its expiration unless, at least 30 days prior to the expiration of the initial Term, the employment of Executive has been terminated or the Company shall have given Executive notice of its intent not to renew the Agreement. Both the initial two-year term and the one year renewal term, if any, will herein be referred to as the “Term.”

1.3.    Location of Employment. Executive shall be based at the Company's headquarters in Basking Ridge, New Jersey.

    1.4.     Duties and Responsibilities. In his capacity as President and Chief Executive Officer of the Company, Executive shall report directly to the Hooper Holmes, Inc. Board of Directors (the “Board”). Executive shall have such duties and responsibilities, and the power and authority, normally associated with the position of President and Chief Executive Officer, as well as any additional duties and responsibilities of an executive character as shall, from time to time, be delegated or assigned to him by the Board). As President and Chief Executive Officer, Executive shall keep the Board fully informed of any and all matters of a material nature, and seek Board approval of appropriate matters, in accordance with his fiduciary duties to the Company and its shareholders.

1.5.    Devotion of Time. During the Term, Executive shall expend all of his working time, care and attention to his duties, responsibilities and obligations to the Company. Executive may serve on the boards of (i) civic and charitable entities, and (ii) with the prior written consent of the Board, other corporate entities; provided, however, that such activities do not, either individually or in the aggregate, interfere with Executive's duties and responsibilities as President and Chief Executive Officer of the Company.

1.6.    Elected Officer of the Company. The Company and Executive acknowledge that Executive currently serves as an elected Officer of the Company.

2.    Compensation; Benefits.

As compensation and consideration for the services to be rendered by Executive as President and Chief Executive Officer of the Company in accordance with the terms and conditions of this Agreement, and while Executive is employed with the Company as President and Chief Executive Officer, Executive shall be entitled to the compensation and benefits set forth in this Section 2 (subject, in each case, to the provisions of Section 3 of this Agreement).

2.1.    Base Salary. Executive shall receive an annual base salary (“Base Salary”) of Four Hundred Thousand Dollars ($400,000) per year, payable in accordance with the Company's standard payroll dates and practices, provided such payments shall not be made less frequently than twice in each calendar month. The Base Salary shall be reviewed at least annually by the Compensation Committee (the “Committee”) of the Board and may be adjusted by the Committee, in its sole discretion, based on the Committee's consideration of the Company's performance, financial and otherwise. If the Base Salary is adjusted, the adjusted amount will thereafter be the Base Salary for all purposes of this Agreement. However, the Base Salary shall never be lower than $400,000 per year.

2.2.    Annual Bonus. Executive shall be entitled to receive a bonus award targeted at $200,000, and ranging up to $400,000, payable after one year of employment, based upon Executive achieving mutually agreed upon performance measures approved by the Company's Board. Thereafter, Executive shall be eligible to participate in such annual bonus or incentive compensation plans and programs as may be in effect from time to time in accordance with the Company's compensation practices and the terms and provisions of any such plans or programs as may be approved by the Committee. Except as otherwise provided by the terms of this Agreement, any annual bonus earned shall be paid at the same time and in the same manner as corresponding awards to other senior executives of the Company generally.

2.3.    Long-Term and Equity Compensation. Executive shall be eligible to participate in any long-term incentive compensation plan (including any equity compensation plan) that may be adopted by the Company from time to time during the Term. The specific awards under any such plan will be made by the Committee in its sole discretion, commensurate with Executive's position as President and Chief Executive Officer.

2.4.    Participation in Other Benefit Plans. While Executive is employed with the Company:

(a)    Executive shall be eligible to participate in all retirement and other benefit plans and programs of the Company generally available from time to time to employees of the Company and for which Executive qualifies under the terms thereof. Nothing in this Agreement shall limit the Company's ability to change, modify, cancel, amend or discontinue any of such plans.

2.5.    Reimbursement of Expenses. The Company shall pay directly or reimburse Executive for reasonable business-related expenses and disbursements incurred by him for and on behalf of the Company in connection with the performance of his duties as the President and Chief Executive Officer of the Company, subject, however, to the Company's written policies relating to business-related expenses as in effect from time to time. Executive shall submit to the Company, no later than the month after the month during which he incurred any such business-related expenses and disbursements, a report of such expenses and disbursements in the form normally used by the Company and receipts with respect thereto, and the Company's obligations under this Section 2.5 shall be subject to compliance therewith. Reimbursement of any business-related expenses and disbursements shall be made in accordance with the Company's written policies relating to business-related expenses as in effect from time to time. In no event will reimbursement of any business-related expenses and disbursements be made later than the last day of the calendar year following the calendar year in which any such expense or disbursement was incurred.

2.6.    Vacation. Executive shall be entitled to paid vacation in accordance with the Company's Paid Time Off (PTO) policy in effect from time to time.

2.7.    Executive Officer Company Car Benefit. Executive shall be eligible to participate in the Executive Officer Company Car benefit in accordance with the terms and provisions of the Hooper Holmes, Inc. Executive Officer Company Car Policy. Executive shall be responsible for taxes that are due as a result of receiving this benefit. Nothing in this Agreement shall limit the Company's ability to change, modify, cancel, amend or discontinue the Hooper Holmes, Inc. Executive Officer Company Car Policy at any time, at the sole discretion of the Compensation Committee.

2.8    Executive Change-in-Control Agreement. Executive acknowledges that in connection with Executive's employment, Executive has entered into an Executive Change-in-Control Agreement with the Company.

2.9.    Indemnification; Insurance.

(a)    Executive acknowledges that, upon commencement of Executive's employment with the Company, Executive was offered and accepted indemnification in accordance with the Company's bylaws, subject to applicable law.

(b)    Executive shall be covered by directors' and officers' liability insurance during the Term and for any applicable statute of limitations period thereafter, to the same extent as other officers of the Company.

2.10.    Deductions; Withholdings. All compensation payable to Executive under the terms of this Agreement shall be subject to any applicable income, payroll or other tax withholding requirements and such other deductions or amounts, if any, as may be authorized by Executive.

3.    Termination.

3.1.    Termination by the Company. The Company shall have the right, subject to the terms of this Agreement, to terminate Executive's employment at any time, with or without “Cause.” The Company shall give Executive written notice of a termination for Cause (the “Cause Notice”) in accordance with Section 7.2 of this Agreement. The Cause Notice shall state the particular action(s) or inaction(s) giving rise to the termination for Cause. No action(s) or inaction(s) will constitute Cause unless:

(a)    a resolution finding that Cause exists has been approved by a majority of all of the members of the Board (excluding Executive), at a meeting at which Executive is allowed to appear with his legal counsel; and

(b)    where remedial action is feasible, Executive fails to remedy the action(s) or inaction(s) within ten (10) days after receiving the Cause Notice.

If Executive effects a cure to the satisfaction of the Board within the 10-day period following his receipt of the Cause Notice, the Cause Notice shall be deemed rescinded and of no force or effect.

For purposes of this Agreement, “Cause” shall mean:

•
participation by Executive in fraudulent conduct against the Company, or a material misrepresentation or omission by Executive that, in the Board's reasonable judgment, has resulted or will likely result in injury to the business, operations or financial condition of the Company;

•	conviction of or a plea of guilty or nolo contendere with respect to a felony involving theft or moral turpitude;

•	Executive's violation of any statutory or common law duty of loyalty or good faith to the Company or any of its subsidiaries.

•
Executive's continued violation of a material policy of the Company for a period of thirty (30) days after Executive's receipt of a written notice specifying the nature of such violation from the Company;

•	any refusal by Executive to follow the lawful directives of the Board that are consistent with the scope and nature of Executive's duties and responsibilities as set forth in this Agreement;

•
any misconduct by Executive in connection with performance of his duties hereunder for a period of thirty (30) days after having received a written notice specifying the nature of such misconduct from the Company; or

•	any breach by Executive of any one or more of the covenants contained in Sections 4 and 5.

3.2    Termination by Executive. Executive shall have the right, subject to the terms of this Agreement, to terminate his employment at any time with or without “Good Reason.”

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following during the Term without Executive's prior written consent:

•	a material diminution in Executive's authority, duties and/or responsibilities as contemplated by this Agreement;

•	a material diminution in Executive's Base Salary;

•
a material diminution in the amount of Executive's annual bonus opportunity, target incentive award and/or benefits, including health, retirement and fringe, unless the diminution is a result of a Company-wide diminution in the annual bonus opportunity, target incentive awards and/or benefits of all similarly situated employees as Executive;

•
a material failure by the Company to comply with the provisions of Section 2 of this Agreement (provided that an isolated, insubstantial or inadvertent action or omission that is not in bad faith and is remedied by the Company promptly after receipt of notice thereof given by Executive shall not constitute Good Reason);

•
a change in Executive's principal place of employment, such that the Executive's commuting distance as of the date of this Agreement increases by more than 50 miles each way, as measured from Executive's principal place of employment as of the date of this Agreement;

•
in the event of the occurrence of a Change in Control (as defined in the CIC Agreement), the failure of a successor to the Company to explicitly assume and agree to be bound by the terms of such agreement, in accordance with the CIC Agreement then in effect; or

•	a material breach by the Company of any of the terms and conditions of the CIC Agreement.

Notwithstanding the foregoing, it is specifically agreed that “Good Reason” for termination of employment by Executive shall not exist solely because the Company gives or has given Executive notice of Company's intent not to renew this Agreement after expiration of the initial term hereof, in accordance with Section 1.2 of this Agreement. Executive must give the Company written notice, in accordance with Section 7.2 of this Agreement, of any Good Reason termination of employment. Such notice must be given within 60 days following Executive's knowledge of the first occurrence (as determined without regard to any prior occurrence that was subsequently remedied by the Company) of a Good Reason circumstance and must specify which of the Good Reason circumstances Executive is relying on, the particular action(s) or inaction(s) giving rise to such circumstance, and the date that Executive intends to separate from service, as defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), which shall be no earlier than thirty (30) days following the date of the Company's receipt of the notice. Executive's termination shall not be deemed a Good Reason termination of employment if (i) within 30 days of the Company's receipt of such notice, the Company remedies the circumstance(s) giving rise to the notice, or (ii) Executive's termination of his employment does not occur within 60 days after the end of the 30-day period provided to the Company to remedy the circumstances giving rise to the notice.

3.3    Death. If Executive dies during the Term, Executive's employment shall automatically terminate, such termination to be effective on the date of Executive's death.

3.4    Disability. If Executive shall suffer a Disability, the Company shall have the right to terminate Executive's employment, such termination to be effective upon the giving of notice to Executive in accordance with Section 7.2 of this Agreement. For purposes of this Agreement, a Disability shall mean any physical or mental incapacity as a result of which Executive is unable to perform substantially all of his essential duties for an aggregate of four (4) months, whether or not consecutive, during any calendar year, and which cannot be reasonably accommodated by the Company without undue hardship. Executive cannot be terminated for Disability unless the Company has delivered a written demand for substantial performance to Executive, specifically identifying the manner in which Executive has not substantially performed his duties, and Executive does not cure such failure within thirty (30) days of such demand.

3.5    Effect of Termination.

(a)    In General. Subject to the terms of Section 3.5(c), in the event of the termination of Executive's employment for any reason during the Term or any Renewal Term, the Company shall pay to Executive (or his beneficiary, heirs or estate, in the event of his death), as provided in Section 3.6 of this Agreement: (i) any Base Salary, to the extent not previously paid, to the date of termination; (ii) any reimbursable business expenses that have not yet been reimbursed (collectively, the “Accrued Obligations”); and (iii) any unused vacation time accrued to the date of termination in accordance with the Company's PTO policies then in effect. The Accrued Obligations shall be paid within 30 days after the date of termination.

(b)    Termination Resulting from Executive's Death or Disability. In the event of termination of Executive's employment as a result of Executive's death or Disability, Executive (or, in the case of death, his beneficiary, heir or estate) shall be entitled to the compensation payable in accordance with Section 3.5(a). In addition, any unvested stock rights, stock options and other unvested incentives or awards previously granted to Executive by the Company shall be subject to the terms of the applicable plan(s) under which such rights, options, incentives or awards were granted pertaining to the consequences of a plan participant's death or disability.

(c)    Termination by the Company for Cause and by Executive other than for Good Reason. In the event of termination of Executive's employment by the Company for Cause, or by Executive other than for Good Reason, neither Executive nor any beneficiary, heir or estate of Executive shall be entitled to any compensation other than the payments made or provided in accordance with Section 3.5(a). Executive shall immediately forfeit any right to or incentive compensation not yet paid or payable as of the date of termination, and all unvested stock rights, stock options and other such unvested incentives or awards previously granted to him by the Company, unless otherwise specifically provided in the applicable plan(s) under which such rights, options, incentives or awards were granted. Nothing in this Agreement shall be construed to limit the rights and remedies which may be available to the Company in the event of a termination of Executive's employment by the Company for Cause.

(d)    Termination by the Company without Cause or; by Executive for Good Reason In the event of a termination of Executive's employment by the Company without Cause during the Term, or by Executive for Good Reason during the Term, Executive shall receive the payments provided for in Section 3.5(a). In addition:

(i)         Executive shall receive a lump-sum payment equal to the amount of Base Salary (at the rate in effect immediately prior to his termination) that would have been payable to him if he had continued in employment through the longer of (A) the balance of the then-current Term of Executive's employment under this Agreement, or (B) the one-year period following the date of termination. Such lump-sum payment shall be made within fifteen (15) business days after Executive's termination date; provided, however, that if at the time of Executive's termination for Good Reason, the Employee is a “specified employee” as defined in Section 409A of the Code, then the Company will defer the payment until the first day of the seventh (7th) month following the date of termination or, if earlier, Executive's death or such earliest other date as is permitted under Section 409A. In the event a lump sum payment would be subject to a delay under Section 409A, Executive may elect to receive payments on the Company's regularly scheduled pay dates, and the Company shall make such payments to the extent permitted by Section 409A and any other applicable law or regulation.

(ii)    All rights to exercise any outstanding award of stock options or stock appreciation rights with respect to the Company's common stock, or shares of restricted stock, held by Executive at the date of termination shall be governed by the terms of the applicable plan under which such award was granted.

(iii)    Executive shall cease to be eligible to participate in the Company's employee benefit programs as of the Executive's date of termination subject to the terms and conditions of each benefit program. At the date of termination, if the Executive participates in the Company's medical and dental insurance plans, Executive will have the opportunity and responsibility to elect COBRA continuation coverage, subject to the terms and availability of such coverage and subject to Executive's election of such coverage. To the extent Executive elects and enrolls in such continuation coverage, the Company will send directly to Executive, on a monthly basis for the one year period following the date of termination, an amount equal to the applicable monthly COBRA payments for the level of coverage in which Executive was enrolled on the date of termination, provided Executive maintains this COBRA coverage and makes the necessary COBRA premium payments to the Company's outsourced COBRA Administrator. It is the Executive's responsibility to pay Executive's COBRA premiums in a timely manner directly to the Company's outsourced COBRA Administrator. The Company COBRA payment to Executive shall be subject to all applicable federal and state withholding, employment taxes and wage garnishments. The Company reserves the right to amend, modify or terminate its benefit coverages at any time at the sole discretion of the Company, provided that any such amendment, modification or termination of such benefit coverages is not made solely to deny Executive coverage thereunder.

(iv)    Executive will not be eligible to receive any other compensation from the Company, except as expressly set forth in this Employment Agreement.

To the extent the payments under subsection (iii) are not exempt from Section 409A, any payments that cannot be paid during the 6-month period after the date of termination described in Section 7.10(a) will be postponed until the time for payment permitted under Section 7.10.

3.6    Conditions of Payment. Any payments or benefits made or provided in connection with the termination of Executive's employment with the Company in accordance with Section 3.5 (other than payments made or provided in accordance with Section 3.5(a) or due to a termination of Executive's employment due to his death) are subject to Executive's:

(a)    compliance with the provisions of Sections 3.8, 4 and 5 of this Agreement; and

(b)    delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans prior to the scheduled date for which the applicable payment or benefit is to be made or provided.
and
(c)    returning to the Company any and all documents, keys, records, computer and communications equipment, credit cards, identification cards, and all other tangible things which are the property of the Company to include the Company Car (if any) provided to Executive, within 30 days of the Executive's termination of employment date.

Payment of the amounts specified in Sections 3.5(d) (i) and (iii) will be conditioned upon delivery by Executive of an executed, concurrently-effective General Release, substantially in the form attached to this Agreement as Exhibit A, with such changes or additions as needed under then applicable law to give effect to its intent and purpose

3.7    Mitigation. Executive shall be under no obligation to seek other employment following a termination of his employment with the Company or any subsidiary for any reason. In addition, there shall be no offset against amounts due Executive under this Section 3 or otherwise on account of any compensation attributable to any subsequent employment.

3.8    Cooperation; Assistance. Executive agrees to cooperate fully, subject to reimbursement by the Company of reasonable out-of-pocket costs and expenses, with the Company or any subsidiary and its or their counsel with respect to any matter (including any litigation, investigation or governmental proceeding) which relates to matters with which Executive was involved or about which Executive had knowledge during Executive's employment with the Company or any subsidiary. Such cooperation shall include appearing from time to time at the offices of the Company or any subsidiary or its or their counsel for conferences and interviews and, in general, providing the officers of the Company or any subsidiary and its or their counsel with the full benefit of Executive's knowledge with respect to any such matter. Executive further agrees, upon termination of Executive's employment for any reason and if the Board requests, to assist Executive's successor in the transition of Executive's duties and responsibilities to such successor. Executive agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties. The Company shall compensate Executive for time spent providing assistance to the Company, based on the number of hours spent by Executive in providing such assistance. The hourly rate of compensation shall be $200.

3.9    Effect of the Occurrence of a Change in Control under the CIC Agreement. Upon the occurrence of a Change in Control (as defined in the CIC Agreement), the terms of this Section 3 (other than this Section 3.9) shall cease to have any further force or effect, except under the following circumstances: (i) a Change in Control occurs, (ii) no Triggering Event (as defined in the CIC Agreement) occurs within the 12-month period following the Change in Control (defined in the CIC Agreement as the “Employment Period”), and (iii) subsequent to the end of such Employment Period, either the Company terminates Executive's employment without Cause or Executive terminates Executive's employment for Good Reason. Under such circumstances (and assuming this Agreement is in effect at the time of such termination), Section 3 shall continue to apply to such termination.

4.    Confidentiality.

4.1    Executive acknowledges and agrees that:

(a)    by reason of Executive's employment with the Company and Executive's service as an Officer of the Company, Executive will have knowledge of all aspects of the Company's operations and will be entrusted with and have access to confidential and secret proprietary business information and trade secrets of the Company, including but not limited to:

(i)    information regarding the Company's business priorities and strategic plans;

(ii)    information regarding the Company's personnel;

(iii)    financial and marketing information (including but not limited to information about costs, prices, profitability and sales information not available outside the Company);

(iv)    secret and confidential plans for and information about new or existing services, and initiatives to address the Company's competition;

(v)    information regarding customer relationships; and

(vi)    proprietary or confidential information of customers or clients for which the Company may owe an obligation not to disclose such information.

(all such information shall be collectively referred to as “confidential information”);

(b)     the Company and its subsidiaries, affiliates and divisions will suffer substantial and irreparable damage that will not be compensable through money damages if Executive should divulge or make use of confidential information acquired by Executive in the course of Executive's employment with the Company and service to the Board other than as may be required or appropriate in connection with Executive's work as an employee of the Company; and

(c)    the provisions of this Agreement are reasonable and necessary for the protection of confidential information, the business of the Company and its subsidiaries, affiliates and divisions, and the stability of their workforces.

4.2    Except as may be required or appropriate in connection with Executive's work as an employee of the Company, Executive shall keep confidential all confidential information Executive learns of during Executive's employment with the Company regarding the Company, its business, operations, systems, employees, customers, clients and prospective clients. In addition, Executive agrees that Executive will not disclose confidential information obtained from the Company or its officers, directors or management during Executive's employment, including, but not limited to, information regarding, or statements by, the Company or its officers, directors or management, to anyone other than as required by law or in response to a lawful court order or subpoena.

4.3    Nothing in this Section 4 shall prohibit Executive from participating as a witness at the request of the Company or a third party in any investigation by the SEC or any other governmental agency charged with the investigation of any matters related to Executive's employment with the Company, nor shall Executive be prohibited from testifying in response to a subpoena, court order or notice of deposition. Executive agrees to notify the Company's General Counsel, in writing, at least ten (10) days prior to the response deadline or appearance date (whichever is earlier) for any such subpoena, court order or notice of deposition issued by a court or investigating agency which seeks disclosure of any confidential information. Executive further agrees to take any actions reasonably requested by the Company to allow the Company to protect the release of information regarding Executive's employment from the Company in such court or agency proceeding.

4.4    Executive agrees that:

(a)    Executive will not, at any time, remove from the Company's premises any notebooks, software, data or other confidential information relating to the Company, except to the extent necessary or appropriate to perform Executive's duties and responsibilities under the terms of this Agreement;

(b)    upon the expiration or termination of the Term for any reason whatsoever, Executive shall promptly deliver to the Company any and all notebooks, software, data and documents and material, including all copies thereof, in Executive's possession or under Executive's control relating to any confidential information, or which is otherwise the property of the Company; and

(c)    Executive will not use any confidential information for Executive's own benefit or for the benefit of any new employer or any third person.

4.5    For purposes of this Section 4, the term “Company” shall mean and include the Company and any and all subsidiaries and affiliated entities of the Company in existence from time to time.

5.    Non-Competition and Non-Solicitation.

5.1    Executive acknowledges that the Company is, as of the Effective Date, engaged principally in the business of providing health information risk assessment services to insurance companies and health and wellness providers, performing lab testing services, providing underwriting services in connection with the processing of life insurance applications, and providing health information gathering and assessment services to healthcare and research entities, - throughout the United States. By virtue of Executive's position with the Company, Executive will be exposed to and acquire significant confidential information about the Company and its existing and future plans and strategies. As a result, Executive acknowledges that the Company has a legitimate business interest supporting the restrictive covenants set forth in this Section 5.

5.2    During Executive's employment with the Company and until the first anniversary of the date of termination of Executive's employment with the Company, Executive shall not in any manner, directly or indirectly, within the United States (without the prior written consent of a duly authorized officer of the Company):

(a)    act as a Competitive Enterprise or accept any engagement in any capacity that involves Executive performing management, consultation, advisory or other services of any kind with a Competitive Enterprise (as defined in Section 5.3 below);

(b)    Solicit (as defined in Section 5.3 below) any Customer (as defined in Section 5.3 below) to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company or any of its subsidiaries;

(c)    transact business with any Customer that would cause Executive to be a Competitive Enterprise;

(d)    interfere with or damage any relationship between the Company or any its subsidiaries with a Customer; or

(e)    Solicit anyone who is then an employee of the Company or any of its subsidiaries (or who was an employee of the Company or any of its subsidiaries within the prior 12 months) to resign from the Company or any of its subsidiaries or to apply for or accept employment with any other business or enterprise.

5.3    For purposes of this Agreement:

“Competitive Enterprise” means any business enterprise that either (A) engages in a business that competes anywhere in the United States with any business in which the Company or any of its subsidiaries is then engaged in, or (B) holds a 5% or greater equity, voting or profit participation interest in any enterprise that competes anywhere in the United States with any activity that the Company or any of its subsidiaries is then engaged in; provided, however, that if (i) the Company, including any subsidiary, ceases to do, and exits, a particular type of business activity, then following such exit the Company and its subsidiaries will be deemed not to be “then engaged” in such business; or (ii) the Company, including any of its subsidiaries, was not engaged in a particular type of business activity (and was not contemplating such business activity), while Executive was employed by the Company, then for the purposes of this Agreement, the Company and its subsidiaries will be deemed not to be “then engaged” in such business.

“Customer” means any customer or prospective customer of the Company or any of its subsidiaries whose identity became known to Executive in connection with Executive's relationship with or employment by the Company or any of its subsidiaries.

“Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

6.    Injunctive Relief. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 4 or 5 of this Agreement, the Company shall have the right and remedy (which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity) to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged by Executive that any such breach or threatened breach will or may cause irreparable injury to the Company and that money damages will or may not provide an adequate remedy to the Company.

7.    Miscellaneous.

7.1    Benefit of Agreement, Assignment; Beneficiary. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. This Agreement shall also inure to the benefit of, and be enforceable by, Executive and Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's beneficiary, devisee, legatee or other designee, or if there is no such designee, to Executive's estate.

7.2    Notices. Any notice required or permitted under this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by certified mail, postage prepaid, with return receipt requested or by reputable overnight courier, addressed: (a) in the case of the Company, to the General Counsel of the Company at the Company's then-current corporate headquarters, and (b) in the case of Executive, to Executive's last known address as reflected in the Company's records, or to such other address as either party shall designate by written notice to the other party. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by certified mail or by courier.

7.3.    Entire Agreement; Amendment. Except as specifically provided in this Agreement, this Agreement contains the entire agreement of the parties to this Agreement with respect to the terms and conditions of Executive's employment during the Term, and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to compensation due for services rendered under this Agreement. For the avoidance of doubt, in the event of any inconsistency between this Agreement and any plan, program or arrangement of the Company or its affiliates, the terms of this Agreement shall control. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties.

7.4    Waiver. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach.

7.5    Headings. The section headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or affect any of the provisions of this Agreement.

7.6    Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New Jersey, without reference to the principles of conflicts of laws.

7.7    Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of this Agreement to the extent necessary to effectuate the intended preservation of such rights and obligations, including, without limitation, Section 4 and 5 of this Agreement.

7.8    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is held to be invalid, void or unenforceable, any court so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of this Agreement.

7.9    Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

7.10    Section 409A.

(a)    Notwithstanding the due date of any post-employment payments, if at the time of the termination of Executive's employment Executive is a “specified employee” (as defined in Section 409A), Executive will not be entitled to any payments upon termination of employment that are subject to Section 409A until the later of (i) the date that payments are scheduled to be made under this Agreement, or (ii) the earlier of (A) the first day of the seventh month following the date of termination of his employment with the Company for any reason other than death, or (B) the date of Executive's death. The provisions of this paragraph will only apply if and to the extent required to avoid any “additional tax” under Section 409A. The parties to this Agreement intend that the determination of Executive's termination of employment shall be made in accordance with Treasury Reg. Section 1.409A-1(h).

(b)    The parties to this Agreement intend that this Agreement and Company's and Executive's exercise of authority or discretion hereunder shall comply with the provisions of Section 409A and the Treasury regulations relating thereto so as not to subject Executive to the payment of interest and tax penalty which may be imposed under Section 409A. In furtherance of this objective, to the extent that any regulations or other guidance issued under Section 409A would result in Executive being subject to payment of “additional tax” under Section 409A, the parties agree to use their best efforts to amend this Agreement in order to avoid the imposition of any such “additional tax” under Section 409A, which such amendment shall be designed to minimize the adverse economic effect on Executive without increasing the cost to the Company (other than transactions costs), all as reasonably determined in good faith by the Company and Executive to maintain to the maximum extent practicable the original intent of the applicable provisions. This Section 7.10 does not guarantee that payments under this Agreement will not be subject to “additional tax” under Section 409A.

7.11    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement on the date indicated below. The Company represents that its execution of this Agreement has been authorized by the Compensation Committee of the Company's Board of Directors.

Hooper Holmes, Inc.

Date:    _December 9, 2010_________    By:    _/s/ Mark C. Rosenblum____________
Name:    Mark C. Rosenblum
Title:    SVP, General Counsel

Date:    _December 9, 2010_________    _/s/ Ransom J. Parker____________________
Ransom J. Parker